EXHIBIT F









                                                     412-838-6770

Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC  20549

Gentlemen:

          Referring to the Application or Declaration on Form U-1 previously filed by Allegheny Energy, Inc. ("Allegheny"), West Penn Power Company ("West Penn") and AYP Energy, Inc. ("AYP Energy") under the Public Utility Holding Company Act of 1935 with respect to the proposed transfer of generation assets and related transactions, all as described in the Application or Declaration of which this Opinion is a part, I have examined or caused to be examined such documents and questions of law as I deemed necessary to enable me to render this opinion.

          I understand that the actions taken in connection with the proposed transactions will be in accordance with the Application or Declaration; that all amendments necessary to complete the above-mentioned Application or Declaration will be filed with the Commission; and that all other necessary corporate action by the Board of Directors and officers in connection with the described transactions has been or will be taken prior thereto.

          Based upon the foregoing, I am of the opinion that if the said Application or Declaration is permitted to become effective and the proposed transactions are consummated in accordance therewith:

(a) all state laws applicable to the proposed transaction will have been complied with;
(b) Energy Sub and GENCO will be validly organized and duly existing;
(c) the membership interests in Energy Sub and GENCO will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges;
(d) West Penn will legally acquire the membership interests in Energy Sub, West Penn will legally acquire the membership interests in GENCO, and Allegheny will legally acquire the membership interests in GENCO; and
(e) the consummation of the proposed transactions will not violate the legal rights of the holders of any of the securities issued by Allegheny, West Penn, AYP Energy or by any associate or affiliate company of any of them.


          This opinion does not relate to State Blue Sky or securities laws.
          I consent to the use of this Opinion as part of the Application or Declaration which has been filed in File No. 70-
9483.

                                   Very truly yours,

                                   /S/ CAROL G RUSS
                                   Carol G. Russ
                                   Counsel